EXHIBIT 4

AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the Common Stock, $0.001 par value, of Incyte Corporation is being filed with the Securities and Exchange Commission on behalf of each of them.

January 11, 2008

By: /s/ Julian C. Baker
Julian C. Baker

By: /s/ Felix J. Baker
Felix J. Baker

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